Exhibit 4.16

Framework Agreement on Restructuring

This Framework Agreement on Restructuring (this “Agreement”) is entered into by and among the following parties on May 20, 2015 in Beijing, PRC.

(1)                                 ATA Testing Authority (Holdings) Limited (“ATA Holdings”)

Registered address:              Sea Meadow House, Blackburne Highway, (P.O. Box 116), Road Town, Tortola, British Virgin Islands

(2)                                 ATA Online (Beijing) Education Technology Limited (“ATA Online”)

Registered address:              Room 5166, Shenchang Building, No. 51 Zhichun Road, Haidian District, Beijing

(3)                                 Former ATA Online Shareholders:

Xiaofeng Ma

Address: No. 2 Fuxingmenwai Street, Beijing, PRC

Personal identity certificate #: 110102631021233

Haichang Xiong

Address: No. 1, South Lianhua Road, Yuhu District, Yingtan City, Jiangxi Province

Personal identity certificate: 420111197701085655

(4)                                 Designated Transferees:

ATA Learning (Beijing) Inc.  (“ATA Learning”)

Registered address:              Room 5321, Shenchang Building, No. 51 Zhichun Road, Haidian  District, Beijing

Zhongxiao Zhixing Education Technology (Beijing) Limited (“Zhongxiao Zhixing”)

Registered address: Room 209, No. 6 Baozhuzi Lane, Dongcheng District, Beijing

Whereas:

(1)                                 ATA Online is a limited liability company duly established and valid existing under the laws of the PRC. Xiaofeng Ma and Haichang Xiong, both natural persons, are its former shareholders, and each holds 90% and 10% equity interest therein respectively.

(2)                                 ATA Holdings is a limited liability company duly established and valid existing under the laws of the British Virgin Islands.  It has, through ATA Learning, its wholly-owned company in China, entered into a number of controlling agreements set forth in Appendix 1 hereto (“VIE Agreements”) with ATA Online and its shareholders, pursuant to which: (a) ATA Learning, as the key partner, provides ATA Online technology support, strategic consulting and relevant services; (b) ATA Holdings provides Former ATA Online Shareholders a loan of RMB10,000,000 for their investment to ATA Online; (c) subject to the satisfaction of PRC laws, Former ATA Online Shareholders have granted ATA Holdings an exclusive option to acquire, from time to time, equity/assets of ATA Online, in whole or in part, held by Xiaofeng Ma, Haichang Xiong or either of them; and (d) in order to secure ATA Online’s performance of payment obligation to ATA Learning, Former ATA Online Shareholders have pledged their equity in ATA Online to ATA Learning;

(3)                                 Now upon mutual consultation, ATA Holdings has designated ATA Learning and Zhongxiao Zhixing as Designated Transferees to exercise the option under the Call Option Agreement to acquire all the equity in ATA Online and to terminate all VIE Agreements;

Now therefore, adhering to the principles of equality and mutual benefit and upon amicable consultation, the parties hereby reach the following agreements with respect to the exercise of abovementioned option and termination of VIE Agreements.

Article 1.                                  Exercising the Call Option

1.1                     Pursuant to Article 2.1 of the Call Option Agreement, ATA Holdings hereby appoints ATA Learning and Zhongxiao Zhixing as Designated Transferees to acquire all equity of ATA Online in accordance with the conditions set forth in the Call Option Agreement. Among which, ATA Learning will acquire 90% equity in ATA Online held by Xiaofeng Ma, and Zhongxiao Zhixing will acquire 10% equity in ATA Online held by Haichang Xiong.

1.2                     Pursuant to Article 4 of the Call Option Agreement, the consideration for the above equity acquisition shall represent the principal of the loan provided by ATA Holdings to Former ATA Online Shareholders, namely, RMB9,000,000 and RMB1,000,000, respectively.

Article 2.                                  Equity Transfer

2.1                     Former ATA Online Shareholders shall, pursuant to Article 2.3 of the Call Option Agreement, within thirty (30) days of receipt of exercise notice given by ATA Holdings, enter into equity transfer agreements with Designated Transferees (“Equity Transfer Agreements”) and such other documents required for going through formalities relating to change of registered particulars at administration for industry and commerce.

2.2                     Former ATA Online Shareholders hereby agree to waive their shareholders’ right of first refusal they have over all the equity in ATA Online held by the other pursuant to the Articles of association of ATA Online or other applicable laws.

Article 3.                                  Debt Restructuring and Termination of Loan Agreement

3.1                     The parties hereby acknowledge and agree that after the execution of Equity Transfer Agreements, the Designated Transferees shall pay Former ATA Online Shareholders an aggregate amount of RMB10,000,000, and the Former ATA Online Shareholders shall use all of the aforesaid receivables from Designated Transferees to repay all debts owed to ATA Holdings under the loan agreement.

3.2                     On the basis of the abovementioned debt restructuring arrangement and upon execution of Equity Transfer Agreements, it shall be deemed Former ATA Online Shareholders have performed their repayment obligations under the Loan Agreement and the Loan Agreement be terminated concurrently.  The amount that ATA Holdings shall receive from Designated Transferees for the debt shall be RMB10,000,000.

Article 4.                                  Termination of VIE Agreements and Release

4.1                     The parties hereby acknowledge and agree that all VIE Agreements entered into among ATA Holdings, ATA Learning, ATA Online and Former ATA Online Shareholders shall be terminated on the date of Equity Transfer Agreements. The parties hereby agree to waive any and all cause of action against the other, either now known or hereafter know, arising out of or in relation to VIE Agreements, regardless the nature of and how the cause of action is originated, and whether based upon litigation, liabilities, security, breach of contract or promise, obligation, demand for indemnification, request, loss or expenses, whether now known or unknown, fixed or contingent, past or present (collectively, “Claims”).

4.2                     The parties hereby expressly agree to assume any risk of mistake of fact, unaware of fact or any facts proven to be other than or different from the facts known to them.  The parties intend to completely and permanently resolve any and all possible disputes, whether present or future, arising out of or in relation to VIE Agreements, regardless of whether the parties’ have a correct understanding of any fact, law or other circumstances.  The release given by the parties shall completely, fully and unconditionally supersede any and all rights, claims, requests or causes of action that exist or may exist as of the date hereof.  The parties hereby undertake and represent that they have conducted independent investigation of the fact, law and other circumstance discussed, referred to or released hereunder that they believe necessary and desirable in their sole discretion.  When entering into this Agreement and relevant release documents, they did not rely on any representations, undertakings or warranties about any fact, law or circumstance not expressly set forth herein.

4.3       From the date of the Equity Transfer Agreements, none of the parties shall bear any obligations to the other under VIE Agreements, whether under law or under contract. And none of the parties shall take any action against the other for any matter arising out of or relating to VIE Agreements.

Article 5.                                  No Transfer

5.1                     The parties hereby represent and warrant that they completely and conclusively waived all claims.  They have not transferred and will not transfer any of their interest in any claims against the other.  The parties agree that in the case any third party claims the existence of the abovementioned transfer (whether the transfer was made voluntarily or involuntarily), or any third party requests any interest in the abovementioned transfer, the transferor shall be liable to held the other free from such liabilities and shall compensate the other any losses and/or expenses incurred in relation to (including attorney fees).

5.2                     In case that a party, or any person representing such party or any person claiming it has received any interest in a claim resulting from transfer brings or participates any lawsuit or seeks remedy through other means against the other on the basis of any claims that have been waived hereunder or, files any claims against the other in respect to any claims that have been released hereunder, such party agrees to compensate the other parties attorney fees incurred in defensing the claim.

Article 6.                                  Confidentiality

Without prior consent of the parties, each party shall keep confidential of this Agreement and shall not disclose the content hereof or this Agreement to the public, provided that:

(i)                                     disclosure may be made to the extent required by applicable law or required by the rules of any stock exchange;

(ii)                                  disclosure may be made if the information disclosed that becomes generally available to the public other than the default of the disclosing party;

(iii)                               disclosure may be made to a party’s shareholders, legal counsels, accountants, financial advisors or other professional advisors as necessary; and

(iv)                              disclosure may be made to potential buyers or other investors intending to acquire a party or its shareholder’s equity/asset, or to any party that provides financing in relation to a party’s bond or equity, and the recipients shall give applicable confidential undertakings.

Article 7.                                  Notice

7.1                     Any notices, demand, requests or other communications required or permitted to be given hereunder shall be in writing and shall be sent to the addresses first written above.

7.2                     Notices hereunder shall be delivered in person, sent by prepaid registered air mail,  recognized courier service or transmitted by fax to the address/number of the other party. Any notices hereunder shall be deemed delivered if:

(1)                                 delivered in person, on the date it is delivered;

(2)                                 sent by prepaid registered air mail, on the 7th day it is posted for mail (the post stamp date);

(3)                                 sent by courier, on the 3rd day it is submitted to a recognized courier service; or

(4)                                 sent by facsimile, on the 1st day it is sent.

Article 8.                                  Dispute Resolution

8.1           Any dispute relating to the interpretation or performance of this Agreement shall be resolved through amicable consultation. In the case it is unable to reach agreement in writing after consultation, such dispute shall be submitted to arbitration pursuant to the provisions herein, and arbitration shall be the conclusive and exclusive method for dispute resolution.  Unless otherwise expressed stated herein, the parties hereby expressly waive their right to submit the dispute to jury trial, and such waiver shall be irrevocable.

8.2           The arbitration shall be conducted in Beijing under the auspices of China International Economic and Trade Arbitration Commission in accordance with its arbitration rules then in effect.  Unless otherwise set forth in the arbitration award, the losing party shall afford the arbitration expenses (including reasonable attorney fees).

Article 9.                                  Miscellaneous

9.1                     Any failure or delay by either party in exercising any right hereunder shall not be operated as a waiver, nor shall any single or partial exercise of such right shall preclude any further exercise thereof.

9.2                     The headings used in this Agreement are used for convenience only and in no event are considered in construing or interpreting this Agreement .

9.3                     The conclusion, validity, interpretation and performance of this Agreement and settlement of disputes in connection herewith shall be governed by the laws of the People’s Republic of China.

9.4                     The parties hereto entered into this Agreement with a legitimate purpose.  The provisions of this Agreement shall be separate and severable each from the other. If, however, any provision of this Agreement is held invalid, illegal or unenforceable at any time, the validity, legality or enforceability of the remaining provisions of this Agreement shall not be affected.  And in which case the parties hereto shall use their best endeavor to replace such invalid, illegal or unenforceable provisions with new provisions, in an attempt to achieve business purpose consistent with that set forth in the original provisions to the maximum extent permitted.

9.5                     This Agreement shall be executed in six (6) counterparts, all of which shall have same legal effect, and each party shall hold one (1) counterpart.

9.6                     This Agreement shall come into effect on the day of signature.

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This Agreement is duly signed by the following parties:

ATA Testing Authority (Holdings) Limited

Corporate seal:

Authorized representative (signature):

Xiaofeng Ma

(signature):

Haichang Xiong

(signature):

ATA Online (Beijing) Education Technology Limited

Corporate seal:

Authorized representative (signature):

ATA Learning (Beijing) Inc.

Corporate seal:

Authorized representative (signature):

Zhongxiao Zhixing Education Technology (Beijing) Limited

Corporate seal:

Authorized representative (signature):